EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER


     THIS PLAN OF MERGER (the "Agreement"), dated as of _____________, 1997, is made and entered into by and between Adage, Inc., a Pennsylvania corporation ("Adage"), and RELM Wireless Corporation, a Nevada corporation ("RELM Wireless").

                                  WITNESSETH:

     WHEREAS, the Company is a Pennsylvania corporation; and

     WHEREAS, RELM Wireless is a Nevada corporation and a wholly owned subsidiary of Adage; and

     WHEREAS, the respective Boards of Directors of the Company and RELM Wireless have determined that it is desirable to merge (the "Merger") Adage with and into RELM Wireless, with RELM Wireless as the surviving corporation under the name "RELM Wireless Corporation"; and

     WHEREAS, Adage, as sole shareholder of RELM Wireless, has executed a written consent approving the Merger.

     NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I

                                     MERGER

1.01. On the effective date of the Merger (hereinafter referred to as the "Effective Date") as provided herein, Adage shall be merged with and into RELM Wireless, the separate existence of Adage shall cease and RELM Wireless (hereinafter sometimes referred to as the "Surviving Corporation") shall continue to exist under the name "RELM Wireless," by virtue of, and shall be governed by the laws of the State of Nevada. The address of the registered office of the Surviving Corporation in the State of Nevada will be 502 East John Street, Carson City, Nevada 89706. The name of the Surviving Corporation shall be RELM Wireless Corporation.


                                   ARTICLE II

               ARTICLES OF INCORPORATION OF SURVIVING CORPORATION

2.01. From and after the Effective Date, the Articles of Incorporation (the "Nevada Articles of Incorporation") of RELM Wireless (as in effect at the Effective Date) shall be the Articles of Incorporation of the Surviving Corporation unless and until amended in accordance with applicable law.

                                  ARTICLE III

                      BY-LAWS OF THE SURVIVING CORPORATION

3.01. From and after the Effective Date, the By-Laws (the "Nevada By-Laws") of RELM Wireless (as in effect at the Effective Date) shall be the By-Laws of the Surviving Corporation unless and until amended in accordance with applicable law.


                                   ARTICLE IV

             EFFECT OF MERGER ON STOCK OF CONSTITUENT CORPORATIONS

4.01. On the Effective Date, each outstanding share of common stock of Adage, $0.60 par value per share ( "Adage Common Stock"), shall be converted into and exchanged for one share of common stock, $0.60 par value per share of RELM Wireless ("RELM Wireless Common Stock"); and each outstanding share of RELM Wireless Common Stock held by Adage immediately before the effective time of the Merger shall be retired and canceled and assume the status of authorized but unissued shares of RELM Wireless Common Stock.

4.02. All outstanding options, warrants and other rights to acquire shares of Adage Common Stock outstanding on the Effective Date will automatically be converted into equivalent options, warrants and other rights to purchase the same number of shares of RELM Wireless Common Stock. In addition, each of Adage's employee benefit plans shall be continued and assumed by RELM Wireless.

4.03. (a) As of the Effective Date, each holder of an outstanding certificate which immediately before the Effective Date represented shares of Adage Common Stock (an *Adage Certificate*) will cease to have any right as a stockholder of Adage. At that time, such holder's sole right will be to receive in exchange for such holder's Adage Certificates, on surrender thereof to RELM Wireless, which will act as the exchange agent for Adage Certificates (the *Exchange Agent*), a certificate or certificates representing the number of RELM Wireless shares into which such shares shall have been converted pursuant to Article 4.01 of this Agreement. The stock transfer books of Adage will be closed upon effectiveness of the Merger and all subsequent transfers of records of certificates previously representing shares of capital stock will be made in the stock transfer books of RELM Wireless.

     (b) Notwithstanding any other provision of this Agreement, if any dividends are declared on any shares of RELM Wireless Common Stock converted from shares of Adage Common Stock with respect to which the Adage Certificate has not been surrendered to the Exchange Agent, such dividends, if any, will only be paid upon the surrender of such Adage Certificate for exchange as provided herein, and no interest shall be paid on any such dividends.

                                   ARTICLE V

                  CORPORATE EXISTENCE, POWERS AND LIABILITIES
                            OF SURVIVING CORPORATION

5.01 On the Effective Date, the Merger shall have the effects set forth in Chapter 19, Subchapter C of the Pennsylvania Business Corporation Law (the "PBCL") and Sections 92A.250 and 92A.260 of the Nevada General Corporation Law (the "NGCL"). All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of Adage, its shareholders, Board of Directors and committees thereof, officers and agents that were valid and effective immediately prior to the Effective Date, shall be taken for all purposes as the acts, plans, policies, agreements, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to Adage. The employees and agents of Adage shall become the employees and agents of the Surviving Corporation and continue to be entitled to the same rights and benefits that they enjoyed as employees and agents of Adage.

The requirements of any plans or agreements of Adage involving the issuance or purchase by Adage of certain shares of its capital stock shall be satisfied by the issuance or purchase of one share of the Surviving Corporation for every one share of the Common Stock.

5.02. Adage agrees that it will execute and deliver, or cause to be executed and delivered, all such deeds and other instruments and will take or cause to be taken such further action as the Surviving Corporation may deem necessary in order to vest in and confirm to the Surviving Corporation title to and possession of all the property, rights, privileges, immunities, powers, purposes and franchises, and all and every other interest of Adage and otherwise to carry out the intent and purposes of this Agreement.


                                   ARTICLE VI

                OFFICERS AND DIRECTORS OF SURVIVING CORPORATION

6.01. The directors of Adage at the Effective Date shall be the directors of the Surviving Corporation until their successors shall have been duly elected and qualified or appointed and qualified or until their earlier death, resignation or removal in accordance with the RELM Wireless Articles of Incorporation, the RELM Wireless By-Laws and applicable law. From and after the

Effective Date, the officers of Adage shall be the officers of the Surviving Corporation until their successors shall have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the RELM Wireless Articles of Incorporation, the RELM Wireless By-Laws and applicable law. As of the Effective Date, the committees of the Board of Directors of the Surviving Corporation shall be the same as and shall be composed of the same persons who are serving on the committees of the Board of Directors of Adage as they existed immediately before such date.

6.02. If, upon the Effective Date, a vacancy shall exist in the Board of Directors of the Surviving Corporation, such vacancy shall be filled in the manner provided by the RELM Wireless By-Laws.


                                  ARTICLE VII

                   APPROVAL BY SHAREHOLDERS, EFFECTIVE DATE,
                  CONDUCT OF BUSINESS PRIOR TO EFFECTIVE DATE

7.01. As soon as practicable after approval of this Agreement by the shareholders of Adage, Adage and RELM Wireless will execute Articles of Merger or other applicable certificates or documentation effecting this Agreement and shall cause the same to be filed with the Secretaries of State of Pennsylvania and Nevada, respectively, in accordance with the PBCL and the NGCL, as appropriate. The Effective Date shall be the date on which the Merger becomes effective under the PBCL or the date on which the Merger becomes effective under the NGCL, whichever occurs later.

7.02 The Boards of Directors of Adage and RELM Wireless may amend this Agreement at any time prior to the Effective Date, provided that an amendment made subsequent to the approval of the Merger by the shareholders of Adage may not change: (1) the amount or kind of shares, obligations, cash, property or rights to be received in exchange for or on conversion of all or any of the shares of the constituent corporations; (2) any term of the RELM Wireless Articles of Incorporation to be effected by the Merger; and (3) any of the terms and conditions of this Agreement if the change would adversely affect the holders of any shares of the constituent corporations.


                                  ARTICLE VIII

                             TERMINATION OF MERGER

8.01. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date, whether before or after shareholder approval of this Agreement, by the consent of the Boards of Directors of Adage and RELM Wireless. In the event of such termination and abandonment, this Agreement shall become null and void and have no effect, without any liability on the part of any party to this Agreement or to their shareholders, directors or officers.

                                   ARTICLE IX

                                 MISCELLANEOUS

9.01. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly and validly executed, as of the date first above written.


ADAGE, INC.                                   RELM WIRELESS CORPORATION
a Pennsylvania corporation                    a Nevada corporation


----------------------------------            ----------------------------------
By: Donald F.U. Goebert, President            By: Donald F.U. Goebert, President


ATTEST:                                       ATTEST:


----------------------------------            ----------------------------------
William P. Kelly, Secretary                   William P. Kelly, Secretary